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                                                                    Exhibit 99.1

For Immediate Release               Contact: Jeff Lambert, Tim Hanson
                                    Lambert, Edwards & Associates, Inc.
                                    616-233-0500
                                    jlambert@lambert-edwards.com


                    Kingdom Ventures Acquires Ministry Values
                Diversified Christian conglomerate buys Nation's
                     largest church direct marketing company

MINDEN, Nevada, August 4, 2003 -- Kingdom Ventures, Inc. (OTCBB:KDMV - News) today announced it has acquired Ministry Values for Growing Churches, the largest church direct marketing company in the nation with more than 225,000 church partners and a broad suite of church services.

The Minden, Nev.-based diversified Christian conglomerate said the purchase agreement for Ministry Values for Growing Churches closed on July 31, 2003, and is expected to add approximately $1.0 million in revenue. The Company expects the acquisition will have a positive impact on its second quarter results. Terms of the agreement were not disclosed. Kingdom Ventures serves the $49 billion church market and the broader Christian consumer market through a variety of media properties, services and consumer products.

"This acquisition is a direct reflection of our strategy to combine leading Christian media, products and services companies under one roof for the fast-growing Christian market," said Gene Jackson, president and CEO of Kingdom Ventures. "Ministry Values is the largest and most accurate church database in the nation, with a directory of over 225,000 churches and a history of 18 years of outstanding service. Ministry Values is the primary resource for churches looking to purchase everything from chairs to computers, and many of Kingdom Ventures' products and services will be perfect additions to this trusted distribution channel."

"This is a critical acquisition for Kingdom Ventures, not just because of its ability to immediately contribute sales and profitability, but because of the relationships Ministry Values has with churches who rely on them for trusted products and services. The combination of our church services business and Ministry Values' church network dramatically accelerates the growth prospects of Kingdom Ventures."

Founded in 1985, Ministry Values is the nation's largest and most experienced Christian direct mail marketing company, reaching approximately 225,000 churches, with over 1.3 million impressions per year through mailings and web site visits. The company's web site www.ministryvalues.com is the largest online directory of church suppliers on the Internet with over 2,000 suppliers and other resources.

Gene Jackson continued, "Ministry Values for Growing Churches as well as their associated web properties give Kingdom Ventures unprecedented reach into America's churches and fit very well into our Kingdom Communications, which provides print and electronic media, including popular Christian web portal iExalt.com (www.iexalt.com), iExaltMall (www.iexaltmall.com) and Faith Group Services(which provides e-commerce, e-community, and Internet services". Steve Ryan, President of Ministry Values also said, "I am pleased at our acquisition by Kingdom Ventures, Inc. We believe the strategic fit will enhance our ministry and be synergistic with the entire Kingdom Family. Ultimately, we all win in this transaction"

Kingdom Ventures, Inc. (www.kdmvcorp.com) is a diversified supplier of media and products to the Christian marketplace. Consisting of two operating units - Kingdom Communications Group and Kingdom Products Group - the Company serves the Christian marketplace through uplifting faith and humanitarian practice and by assisting Christians in personal, church, and ministry growth to demonstrate the Good News of God's Word as proclaimed in the Bible. In addition, Kingdom Ventures provides fundraising services for small- to medium- sized churches.

The Kingdom Communications Group includes the nation's largest regional Christian newspaper chain Christian Times, Christian Speakers & Artists Agency (the largest Christian Speakers bureau) and Faith Group Services (which includes Iexalt). The Kingdom Products Group consists of Xtreme Notebooks (notebook computers and Tablet PC's, www.xnbs.com ), Kingdom Gifts (inspirational gifts and candles), Yahwear Clothing (Christian apparel, www.yahwear.com), Mr. Roy Productions(Northern Nevada silk screen and production facility) and Xtreme Desktops(personal computers, www.xtremedts.net ).

All statements other than statements of historical fact included in this press release are "forward-looking statements." The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated.